Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”), dated as of March 3, 2016, by and among MANITOWOC FOODSERVICE, INC., a Delaware corporation (the “Company”), the other parties that are signatories hereto as Guarantors (each a “New Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS MTW FOODSERVICE ESCROW CORP., a Delaware corporation (the “Issuer”) and the Trustee have heretofore executed an indenture, dated as of February 18, 2016 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 9.500% Senior Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $425,000,000;

WHEREAS Sections 5.01 and 9.01 of the Indenture provide that under certain circumstances, the Company may execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall unconditionally assume all the Issuer’s Obligations under the Notes on the terms and conditions set forth herein;

WHEREAS Sections 4.12 and 11.22 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Indenture Obligations; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the New Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

(2) Agreement to Assume Obligations. The Company hereby agrees to unconditionally assume the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all provisions of the Indenture and the Notes applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture and the Notes and may exercise every right and power of the Issuer.

(3) Agreement to Guarantee. Each of the New Guarantors hereby agrees to, jointly and severally with all existing Guarantors (if any), guarantee the Indenture Obligations on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(4) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(5) Liability. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any New Guarantor shall have any liability for any obligations of the Issuer or the Guarantors (including any New Guarantor) under the Notes, any Guarantees, the Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

(6) Notices. All notices or other communications to the Company and the Guarantors shall be given as provided in Section 13.01 of the Indenture.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantors.

(8) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(9) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(10) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MANITOWOC FOODSERVICE, INC., as the Company

By:	/s/ Maurice D. Jones
	Name:	Maurice D. Jones
	Title:	Senior Vice President, General Counsel and Secretary

APPLIANCE SCIENTIFIC, INC.
BERISFORD PROPERTY DEVELOPMENT (USA) LTD.
CHARLES NEEDHAM INDUSTRIES INC.
CLEVELAND RANGE, LLC
THE DELFIELD COMPANY LLC
ENODIS CORPORATION
ENODIS GROUP HOLDINGS US, INC.
ENODIS HOLDINGS, INC.
ENODIS TECHNOLOGY CENTER, INC.
FRYMASTER L.L.C.
GARLAND COMMERCIAL INDUSTRIES LLC
KYSOR BUSINESS TRUST
KYSOR HOLDINGS, INC.
KYSOR INDUSTRIAL CORPORATION (MI)
KYSOR INDUSTRIAL CORPORATION (NV)
KYSOR NEVADA HOLDING CORP.
LANDIS HOLDINGS LLC
MANITOWOC EQUIPMENT WORKS, INC.
MANITOWOC FOODSERVICE COMPANIES, LLC
MANITOWOC FOODSERVICE HOLDING, INC.
MANITOWOC FP, INC.
MANITOWOC FSG INTERNATIONAL HOLDINGS, INC.
MANITOWOC FSG OPERATIONS, LLC
MANITOWOC FSG U.S. HOLDING, LLC
MCCANN’S ENGINEERING & MANUFACTURING CO., LLC
MTW COUNTY LIMITED
WELBILT CORPORATION
WELBILT HOLDING COMPANY
WESTRAN CORPORATION
as Guarantors

By:	/s/ Maurice D. Jones
	Name:	Maurice D. Jones
	Title:	Vice President and Secretary

[MTW Foodservice – First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

[MTW Foodservice – First Supplemental Indenture]